UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2009

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 7, 2009, the Board of Directors (the “Board”) of Applied Materials, Inc. (“Applied”) appointed Susan M. James to serve as a member of the Board and as a member of the Board’s Audit Committee, effective immediately.

Pursuant to the terms of Applied’s Employee Stock Incentive Plan, Ms. James was automatically granted 3,845 performance shares (or restricted stock units) on December 7, 2009, the day of her appointment. These performance shares are scheduled to vest in four equal annual installments beginning one year after the grant date, subject to Ms. James’ continued service as a director on each such installment date. Ms. James will also participate in the standard non-employee director compensation arrangements described in Applied’s 2009 Proxy Statement that was filed with the Securities and Exchange Commission on January 27, 2009, as updated by Item 8.01 below.

(e)(1) On December 7, 2009, the Board approved a “clawback” policy that will apply to certain officers of Applied, including (but not limited to) Michael R. Splinter, President and Chief Executive Officer; Franz Janker, Executive Vice President, Corporate Account Manager; George S. Davis, Senior Vice President, Chief Financial Officer; Manfred Kerschbaum, Senior Vice President, Chief of Staff; and Mark R. Pinto, Senior Vice President, General Manager Energy and Environmental Solutions and Display and Chief Technology Officer. These individuals are Applied’s named executive officers (the “NEOs”).

Under the policy, if the Board determines that a material negative restatement of Applied’s financial results was caused primarily by an NEO’s intentional misconduct, then the Board may require reimbursement of any portion of the bonus and performance-based equity awards (“performance-based awards”) that the NEO would not have received if Applied’s financial results had been reported properly. The policy applies to financial statements filed in a rolling three-year look-back period. The Board administers the policy and determines, in its sole discretion, the amount of compensation to be reimbursed. The policy applies to bonuses paid and performance-based awards (whether or not vested) for which performance goals have been achieved within 12 months following the release of Applied’s filed financial statements that become subject to a material negative restatement.

Item 7.01	Regulation FD Disclosure.

On December 8, 2009, Applied issued a press release announcing the appointment of Susan M. James to the Board. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01, including the exhibit, is furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Applied under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filings.

Item 8.01	Other Events.

In a Current Report on Form 8-K filed on March 13, 2009 with the Securities and Exchange Commission, Applied announced a twenty percent (20%) reduction in the annual cash retainer for non-employee directors of the Board.

On December 7, 2009, the Board’s Human Resources and Compensation Committee approved the termination of the 20% reduction in the annual cash retainer for non-employee directors of the Board, effective immediately. As a result, the non-employee directors’ annual cash retainer has been reinstated to $65,000, the annual cash retainer for non-employee directors of the Board in effect prior to the 20% reduction. This termination of the 20% reduction in non-employee directors’ compensation is consistent with the previously-announced termination of a 20% reduction in base salary for Applied’s NEOs.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Applied Materials, Inc. dated December 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Dated: December 8, 2009

	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Applied Materials, Inc. dated December 8, 2009.